Exhibit 99.1

EVOQUA WATER TECHNOLOGIES ANNOUNCES

LAUNCH OF SECONDARY PUBLIC OFFERING

Pittsburgh, Pennsylvania, March 12, 2018. Evoqua Water Technologies Corp. (NYSE: AQUA) today announced the launch of a secondary public offering of 17,500,000 shares of its common stock by certain stockholders of the company, including certain affiliates of AEA Investors LP (collectively, the “Selling Stockholders”). Additionally, in connection with the offering, the Selling Stockholders intend to grant to the underwriters a 30-day option to purchase up to 2,625,000 additional shares of common stock.

The company is not selling any shares in the offering and will not receive any proceeds from the sale of shares being sold by the Selling Stockholders in the offering.

J.P. Morgan, Credit Suisse and RBC Capital Markets are acting as joint lead book-running managers in the offering. Citigroup and Goldman Sachs & Co. LLC are also acting as joint book-running managers in the offering. Morgan Stanley, Baird, Cowen, Raymond James, Stifel and Wells Fargo Securities are acting as co-managers in the offering.

The offering of these securities is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-803-9204, or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at +1 (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York, 10281, or by telephone at 1-877-822-4089, or by email at equityprospectus@rbccm.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet been declared effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Evoqua Water Technologies

Evoqua Water Technologies is a leading provider of mission critical water treatment solutions, offering services, systems and technologies to support its customers’ full water lifecycle needs. Evoqua Water Technologies has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, Evoqua operates 160 locations in eight countries and, with over 200,000 installations and 87 service branches, holds leading positions in the North American industrial, commercial and municipal water treatment markets, serving more than 38,000 customers worldwide.

Contact Information:

Evoqua Water Technologies Corp.

Dan Brailer, Investor Contact

Email: dan.brailer@evoqua.com